EXHIBIT 10.33

Date

Name

Address

City, State Zip Code

Country

Dear             :

Pursuant to the terms and conditions of the Veritas DGC Inc. Share Incentive Plan (the “Plan”), you have been granted Non-Qualified Stock Options to purchase               shares of common stock, $.01 par value, of Veritas DGC Inc. as outlined below.

Granted To:	Name
SSN

Grant Date:

Options Granted:

Option Price:	per share	Total Cost to Exercise:	$

Expiration Date:

Vesting Schedule:	Options to purchase shares will be exercisable on
Options to purchase shares will be exercisable on
Options to purchase shares will be exercisable on
Options to purchase shares will be exercisable on

By my signature below, I hereby acknowledge receipt of this grant letter issued to me under the terms and conditions of the Plan.  I further acknowledge receipt of a copy of the Plan and agree to conform to all of the terms and conditions of this grant letter and the Plan.

Signature:	Date: